Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-184193
Dated: September 26, 2014

STOXX Europe Low Beta High Div 50 Price EUR Index (Bloomberg: SDB50EP Index)
Monthly Performance Report - 29 August 2014

The STOXX Europe Low Beta High Div 50 Index (the "Index") aims to select 50 companies from the STOXX Europe 600 Index, which have 12-month net dividend yields higher than the EURO STOXX 50 Index and the lowest 12-month betas to the same index. Currently, the Index has a balanced exposure to Euro and non-Euro country stocks, with non-Euro countries currently representing 58% of the total allocation. In addition, the Index is currently comprised predominantly of mid cap stocks. The current Index constituents have a weighted average market capitalization of 19 billion Euro compared to 60 billion for the EURO STOXX 50 Index.

In 2014, 47% of the Index is comprised of stocks of companies based in Britain, Switzerland and Norway, with another 10% in Italy and only 8% in France and Germany combined. When broken down by sector, 59% of the Index in 2014 is concentrated in Utilities, Financials and Telecommunication Services. The only stock in common with the EURO STOXX 50 Index is Unilever NV.

Since going live five months ago on March 15, 2014, the Index has outperformed the EURO STOXX 50 Index by more than 2% with a lower realized volatility. Furthermore, in the last 3 months, the Index has outpaced the EURO STOXX 50 Index by an average of 0.74% per month. However, because the Index did not go live until March 13, 2014, the Index has a very limited performance history and such short historical performance of the Index is no indication of future performance.



Performance (5Y)
150
140
130
120
110
100
90
80
70
20%
18%
16%
14%
12%
10%
8%
6%
4%
2%
0%
Aug 2009
May 2010
Feb 2011
Nov 2011
Aug 2012
May 2013
Feb 2014
SDB50EP Index
SX5E Index
Realized Vol Spread (90D)



Monthly Returns (Last 12 Months)
8%
6%
4%
2%
0%
-2%
-4%
Sep13
Oct13
Nov13
Dec13
Jan14
Feb14
Mar14
Apr14
May14
Jun14
Jul14
Aug14
SDB50EP Index
SX5E Index

Performance Summary

Stat	SDB50EP Index	SX5E Index
5Y (Growth)	39.93%	13.16%
5Y (CAGR)	6.95%	2.50%
1M Return	0.08%	-0.56%
3M Return	0.02%	-2.22%
6M Return	4.42%	0.74%
1Y Return	20.83%	15.02%
YTD	8.38%	2.05%
Annualised daily Volatility (5Y)	12.38%	21.65%
Sharpe Ratio (5Y)	0.56	0.12
Worst Drawdown(5Y)	-19.25%	-34.97%

Best / Worst Performers in August 2014

SDB50EP Index	Weight	1M Return	SX5E Index	Weight	1M Return
Belgacom Sa	1.40%	10.06%	Asml Holding Nv	1.20%	17.06%
Direct Line Insurance Group	1.68%	8.26%	Essilor International	0.80%	9.41%
Baloise Holding Ag - Reg	1.01%	7.45%	Sanofi	4.65%	8.70%
Ziggo Nv	1.52%	6.47%	Airbus Group Nv	1.27%	7.14%
Yara International Asa	2.40%	6.18%	Axa Sa	1.84%	6.29%
Tdc A/S	0.94%	-12.06%	Deutsche Telekom Ag-Reg	1.88%	-7.74%
Lagardere Sca	0.85%	-9.19%	Muenchener Rueckver Ag-Reg	1.26%	-7.09%
Bolsas Y Mercados Espanoles	0.75%	-9.11%	Enel Spa	1.38%	-6.59%
Suedzucker Ag	1.51%	-5.42%	Vinci Sa	1.41%	-6.36%
Fugro Nv-Cva	1.11%	-5.17%	E.On Se	1.48%	-5.98%

Sector Allocation / Performance



Sector Allocation
Utilities
Financials
Telecommunication Services
Consumer Staples
Energy
Consumer Discretionary
Materials
Industrials
Information Technology
Health Care
SD50EP Index
SX5E Index
0%
5%
10%
15%
20%
25%
30%



Sector Returns
Utilities
Financials
Telecommunication Services
Consumer Staples
Energy
Consumer Discretionary
Materials
Industrials
Information Technology
Health Care
SD50EP Index
SX5E Index
-0.7%
-0.5%
-0.3%
-0.1%
0.1%
0.3%
0.5%
0.7%

Source: Deutsche Bank, Bloomberg Finance, L.P.

Performance as of 29th August 2014. The Index did not exist prior to March 13, 2014 (the "Live Date"). The Index has very limited performance history and no actual investment which allowed tracking of the performance of the Index was possible before the Live Date. All results prior to the Live Date were retrospectively calculated. Accordingly, the results shown during the retrospective period are hypothetical and do not reflect actual returns. Past performance is not an indicator of future results. The performance of any investment product based on the Index would have been lower than the Index as a result of fees and/or costs. See "Key Risk Factors" below for more information.

Key Risk Factors

Before investing in any financial product linked to the Index, prospective investors should carefully consider the following key risk factors as well as the matters set forth in the relevant disclosure documents, including the risk disclosure for such investment.

— The Index aims to select 50 companies from the STOXX Europe 600 Index, which have 12-month net dividend yields higher than the EURO STOXX 50 Index and the lowest 12-month betas to the same index. If the Index strategy is not successful, the return on your investment may be adversely affected.

— There is no assurance that the Index will outperform the EURO STOXX 50 Index. Even if the Index does outperform the EURO STOXX 50 Index, the level of the Index may decline, in which case, you may lose some or all of your investment.

— Calculation of the Index began on March 13, 2014. Therefore, the Index has a very limited performance history and no actual investment which allowed tracking of the performance of the Index was possible before March 13, 2014.

— The Index methodology was designed, constructed and tested using historic market data and based on knowledge of factors that may have affected its performance. The returns prior to March 13, 2014 were achieved by means of a retroactive application of the back-tested Index methodology designed with the benefit of hindsight.

— STOXX, the sponsor of the Index, carries out the calculations necessary to promulgate the Index and the maintains some discretion as to how such calculations are made. STOXX also conducts general methodology reviews in a periodic and ad-hoc basis to reflect economic and political changes and developments in the investment industry. STOXX may introduce changes to the methodology of the Index as result of these activities. Any of these actions could adversely affect the value of securities linked to the Index.

— Because the Index may consist of stocks denominated in non-Euro currencies that are converted into Euro for purposes of calculating the level of the Index, the Index is subject to

Country Allocation / Performance

Constituent Performance in August 2014

                             SDB50EP Index                                                                   SX5E Index

Name                                Sector                     Weight 1M Return Name                         Sector
    Weight 1M Return
---------------------------- --------------------------------- ---------------- ----------------------------
AXEL SPRINGER SE                    Consumer Discretionary      0.61% 2.93%     LVMH MOET HENNESSY LOUIS VUI Consumer Discretionary
    1.77% 0.27%
---------------------------- --------------------------------- ------ --------- ----------------------------
SES                                 Consumer Discretionary      1.42% 1.90%     INDITEX                      Consumer Discretionary
    1.19% -1.05%
---------------------------- --------------------------------- ------ --------- ----------------------------
EUTELSAT COMMUNICATIONS             Consumer Discretionary      0.79% -1.38%    DAIMLER AG-REGISTERED SHARES Consumer Discretionary
    3.15% -2.58%
---------------------------- --------------------------------- ------ --------- ----------------------------
BRITISH SKY BROADCASTING GRO        Consumer Discretionary      2.69% -1.85%    BAYERISCHE MOTOREN WERKE AG  Consumer Discretionary
    1.48% -3.20%
---------------------------- --------------------------------- ------ --------- ----------------------------
LAGARDERE SCA                       Consumer Discretionary      0.85% -9.19%    VOLKSWAGEN AG-PREF           Consumer Discretionary
    1.28% -3.56%
---------------------------- --------------------------------- ------ --------- ----------------------------
WM MORRISON SUPERMARKETS            Consumer Staples            2.48% 1.72%     ANHEUSER-BUSCH INBEV NV      Consumer Staples
    3.15% 3.06%
---------------------------- --------------------------------- ------ --------- ----------------------------
UNILEVER NV-CVA                     Consumer Staples            4.97% -0.08%    UNILEVER NV-CVA              Consumer Staples
    2.52% -0.08%
---------------------------- --------------------------------- ------ --------- ----------------------------
IMPERIAL TOBACCO GROUP PLC          Consumer Staples            4.73% -0.15%    L'OREAL                      Consumer Staples
    1.54% -1.75%
---------------------------- --------------------------------- ------ --------- ----------------------------
ORKLA ASA                           Consumer Staples            0.60% -2.69%    CARREFOUR SA                 Consumer Staples
    0.85% -2.69%
---------------------------- --------------------------------- ------ --------- ----------------------------
SUEDZUCKER AG                       Consumer Staples            1.51% -5.42%    DANONE                       Consumer Staples
    1.64% -4.65%
---------------------------- --------------------------------- ------ --------- ----------------------------
SAIPEM SPA                          Energy                      3.77% 0.89%     REPSOL SA                    Energy
    0.91% -0.11%
---------------------------- --------------------------------- ------ --------- ----------------------------
AKER SOLUTIONS ASA                  Energy                      0.47% 0.81%     TOTAL SA                     Energy
    6.23% -3.89%
---------------------------- --------------------------------- ------ --------- ----------------------------
SEADRILL LTD                        Energy                      1.94% -1.04%    ENI SPA                      Energy
    2.66% -4.14%
---------------------------- --------------------------------- ------ --------- ----------------------------
TGS NOPEC GEOPHYSICAL CO ASA        Energy                      0.83% -1.92%    AXA SA                       Financials
    1.84% 6.29%
---------------------------- --------------------------------- ------ --------- ----------------------------
STATOIL ASA                         Energy                      4.70% -3.72%    BNP PARIBAS                  Financials
    2.83% 2.68%
---------------------------- --------------------------------- ------ --------- ----------------------------
FUGRO NV-CVA                        Energy                      1.11% -5.17%    ING GROEP NV-CVA             Financials
    1.98% 2.50%
---------------------------- --------------------------------- ------ --------- ----------------------------
DIRECT LINE INSURANCE GROUP         Financials                  1.68% 8.26%     ALLIANZ SE-REG               Financials
    2.93% 0.70%
---------------------------- --------------------------------- ------ --------- ----------------------------
BALOISE HOLDING AG - REG            Financials                  1.01% 7.45%     ASSICURAZIONI GENERALI       Financials
    1.04% 0.52%
---------------------------- --------------------------------- ------ --------- ----------------------------
KOMERCNI BANKA AS                   Financials                  0.43% 5.69%     UNIBAIL-RODAMCO SE           Financials
    1.00% -0.51%
---------------------------- --------------------------------- ------ --------- ----------------------------
GJENSIDIGE FORSIKRING ASA           Financials                  0.58% 5.22%     BANCO SANTANDER SA           Financials
    4.51% -0.52%
---------------------------- --------------------------------- ------ --------- ----------------------------
CORIO NV                            Financials                  1.09% 3.45%     SOCIETE GENERALE SA          Financials
    1.57% -1.29%
---------------------------- --------------------------------- ------ --------- ----------------------------
ZURICH INSURANCE GROUP AG           Financials                  5.33% 2.40%     INTESA SANPAOLO              Financials
    1.61% -1.57%
---------------------------- --------------------------------- ------ --------- ----------------------------
SWISS PRIME SITE-REG                Financials                  0.60% 0.00%     BANCO BILBAO VIZCAYA ARGENTA Financials
    2.78% -2.16%
---------------------------- --------------------------------- ------ --------- ----------------------------
IMMOFINANZ AG                       Financials                  0.43% -3.17%    DEUTSCHE BANK AG-REGISTERED  Financials
    1.75% -2.53%
---------------------------- --------------------------------- ------ --------- ----------------------------
SWISS RE AG                         Financials                  4.84% -4.87%    UNICREDIT SPA                Financials
    1.67% -2.89%
---------------------------- --------------------------------- ------ --------- ----------------------------
BOLSAS Y MERCADOS ESPANOLES         Financials                  0.75% -9.11%    MUENCHENER RUECKVER AG-REG   Financials
    1.26% -7.09%
============================ ================================= ====== ========= ============================
RYANAIR HOLDINGS PLC                Industrials                 1.32% 3.35%     ESSILOR INTERNATIONAL        Health Care
    0.80% 9.41%
============================ ================================= ====== ========= ============================
ASM INTERNATIONAL NV                Information Technology      0.48% 3.81%     SANOFI                       Health Care
    4.65% 8.70%
============================ ================================= ====== ========= ============================
YARA INTERNATIONAL ASA              Materials                   2.40% 6.18%     BAYER AG-REG                 Health Care
    4.13% 2.58%
============================ ================================= ====== ========= ============================
K+S AG-REG                          Materials                   3.44% -1.66%    AIRBUS GROUP NV              Industrials
    1.27% 7.14%
---------------------------- --------------------------------- ------ --------- ----------------------------
BELGACOM SA                         Telecommunication Services  1.40% 10.06%    COMPAGNIE DE SAINT-GOBAIN    Industrials
    0.91% 3.58%
---------------------------- --------------------------------- ------ --------- ----------------------------
ZIGGO NV                            Telecommunication Services  1.52% 6.47%     DEUTSCHE POST AG-REG         Industrials
    1.16% 2.43%
---------------------------- --------------------------------- ------ --------- ----------------------------
SWISSCOM AG-REG                     Telecommunication Services  2.68% 4.82%     SIEMENS AG-REG               Industrials
    3.91% 1.91%
---------------------------- --------------------------------- ------ --------- ----------------------------
TELE2 AB-B SHS                      Telecommunication Services  1.72% 3.57%     KONINKLIJKE PHILIPS NV       Industrials
    1.12% -2.26%
---------------------------- --------------------------------- ------ --------- ----------------------------
TELEFONICA DEUTSCHLAND HOLDI        Telecommunication Services  0.48% -2.74%    SCHNEIDER ELECTRIC SE        Industrials
    1.96% -4.57%
---------------------------- --------------------------------- ------ --------- ----------------------------
TELIASONERA AB                      Telecommunication Services  4.18% -2.86%    VINCI SA                     Industrials
    1.41% -6.36%
---------------------------- --------------------------------- ------ --------- ----------------------------
TELENOR ASA                         Telecommunication Services  2.41% -4.05%    ASML HOLDING NV              Information Technology
    1.20% 17.06%
---------------------------- --------------------------------- ------ --------- ----------------------------
ELISA OYJ                           Telecommunication Services  0.79% -4.21%    SAP SE                       Information Technology
    2.86% -1.35%
============================ ================================= ====== ========= ============================
TDC A/S                             Telecommunication Services  0.94% -12.06%   AIR LIQUIDE SA               Materials
    1.72% -2.11%
---------------------------- --------------------------------- ------ --------- ----------------------------
SSE PLC                             Utilities                   3.23% 3.05%     BASF SE                      Materials
    3.74% -3.42%
---------------------------- --------------------------------- ------ --------- ----------------------------
PENNON GROUP PLC                    Utilities                   0.56% 2.78%     CRH PLC                      Materials
    0.69% -3.77%
---------------------------- --------------------------------- ------ --------- ----------------------------
EDP-ENERGIAS DE PORTUGAL SA         Utilities                   1.82% 2.45%     VIVENDI                      Telecommunication
 Services 1.20% 5.18%
---------------------------- --------------------------------- ------ --------- ----------------------------
CEZ AS                              Utilities                   0.83% 2.44%     TELEFONICA SA                Telecommunication
 Services 2.46% -2.03%
---------------------------- --------------------------------- ------ --------- ----------------------------
CENTRICA PLC                        Utilities                   4.22% 1.27%     ORANGE                       Telecommunication
 Services 1.17% -4.16%
---------------------------- --------------------------------- ------ --------- ----------------------------
ENAGAS SA                           Utilities                   2.97% 0.63%     DEUTSCHE TELEKOM AG-REG      Telecommunication
 Services 1.88% -7.74%
---------------------------- --------------------------------- ------ --------- ----------------------------
SEVERN TRENT PLC                    Utilities                   1.09% 0.41%     IBERDROLA SA                 Utilities
    1.50% -0.80%
---------------------------- --------------------------------- ------ --------- ----------------------------
RED ELECTRICA CORPORACION SA        Utilities                   2.12% -1.63%    RWE AG                       Utilities
    0.76% -5.31%
---------------------------- --------------------------------- ------ --------- ----------------------------
SNAM SPA                            Utilities                   3.74% -1.99%    GDF SUEZ                     Utilities
    1.52% -5.59%
---------------------------- --------------------------------- ------ --------- ----------------------------
FORTUM OYJ                          Utilities                   2.86% -2.05%    E.ON SE                      Utilities
    1.48% -5.98%
---------------------------- --------------------------------- ------ --------- ----------------------------
TERNA SPA                           Utilities                   2.61% -3.40%    ENEL SPA                     Utilities
    1.38% -6.59%
---------------------------- --------------------------------- ------ --------- ----------------------------

Source: Deutsche Bank, Bloomberg Finance, L.P.
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The STOXX Europe Low Beta High Div 50 Index is the intellectual property
(including registered trademarks) of STOXX limited, Zurich, Switzerland, and/or its licensors ("Licensors"), which is used under license. Any investments based
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